Exhibit 10.8

EMPLOYMENT AGREEMENT

DIVERSIFIED COLLECTION SERVICE, INC., a California corporation (“Corporation”), hereby employs by this Employment Agreement dated as of April 15, 2002 LISA IM (“Employee”) and Employee hereby agrees to work for Corporation upon the following terms and conditions.

1.	Term. The term of this Agreement shall be one (1) year commencing on June 3, 2002, provided that the Agreement and the employment hereunder shall be renewed automatically for regular periods of one (1) year unless terminated by Corporation or Employee as hereafter provided is Paragraph 4.

2.	Scope. Corporation hereby employs Employee to render services to Corporation as Assistant to the Chairman of the Board of Directors and Chief Executive Officer and in such additional capacities as may be designated from time to time by the Chief Executive Officer of the Corporation (the “CEO”). Employee shall report to and perform such duties commensurate with her position as may be specified from time to time by the CEO. Employee shall devote her entire time, skill, labor, efforts and attention to the employment with Corporation. The nature of the employment and Employee’s powers and duties in any capacity thereunder shall be determined from time to time by the CEO. During the term of this Agreement, Employee shall not, directly or indirectly, alone or as a member of a partnership or as an officer, director or shareholder of any other corporation (other than any which are owned by or affiliated with Corporation), be engaged in or concerned with any other commercial duties or pursuits whatsoever, except with the written consent of the CEO.

3.	Compensation. Corporation shall pay to or provide compensation for Employee as hereafter set forth.

3.1	Corporation shall pay Employee a salary of EIGHTEEN THOUSAND SEVEN HUNDRED AND FIFTY DOLLARS AND 00/100 CENTS ($18,750.00) PER MONTH, in arrears.

3.2

Corporation shall pay Employee a quarterly bonus not to exceed TWENTY-FIVE THOUSAND DOLLARS AND 00/100 CENTS ($25,000.00)) for each quarter of the fiscal year of the Corporation based on Employee’s attainment of specified goals and objectives established for Employee by the Corporation from time to time (“Performance Bonus”). Employee acknowledges and agrees that the terms and conditions of said goals and objectives are dynamic and will reflect the business environment then existing. Additionally, Employee shall be entitled to receive up to ONE HUNDRED THOUSAND (100,000) bonus points per year to be applied to the Corporation’s “back-end” bonus program (“Back End Bonus”). The points earned for the Back-End Bonus shall not exceed the sum of ONE HUNDRED THOUSAND (100,000) bonus points for any fiscal year and the point amount credited for such bonus for each quarter shall not exceed the corresponding dollar amount of the Performance Bonus for that same quarter. The Back-End Bonus, if any, shall be determined according to the Corporation’s

Back-End Bonus Plan, payable according to the terms of the Plan, which terms are incorporated herein by this reference. Corporation may alter, modify or terminate the Back-End Bonus Plan at any time without notice to Employee.

3.3	Corporation shall reimburse Employee for the actual costs of the pre-approved business expenses of Employee on presentation of appropriate vouchers by Employee.

3.4	Employee shall participate in all of Corporation’s benefit programs, including the medical program, currently in existence or established during the term of Employee’s employment, in substantially the same manner and extent as other similar senior Corporation employees.

3.5	Employee shall be entitled initially to fifteen days paid personal time off per year. Effective June 3, 2003, Employee shall be entitled to twenty days paid personal time off per year.* Corporation shall pay the premiums on a term life insurance policy insuring the life of Employee with a death benefit of ONE MILLION DOLLARS ($1,000,000.00) (“Policy”); the Policy ownership and beneficiary designated shall be designated by Employee. Acquisition of the Policy is subject to Employee qualifying for said coverage and to the initial annual premium not exceeding THREE THOUSAND FIVE HUNDRED DOLLARS ($3,500.00) per year.

3.6	CORPORATION AND EMPLOYEE AGREE THAT IN THE EVENT EMPLOYEE’S EMPLOYMENT IS TERMINATED FOR A REASON SPECIFIED IN SUBPARAGRAPHS 4.2 OR 4.4, IT IS EXPRESSLY ACKNOWLEDGED THAT EMPLOYEE MAY SUFFER DAMAGES AS A RESULT OF SUCH TERMINATION, AND IT IS FURTHER ACKNOWLEDGED THAT SUCH DAMAGES WILL BE EXTREMELY DIFFICULT TO CALCULATE AND ASCERTAIN, AND THAT IT WOULD BE IMPRACTICABLE AND COSTLY TO DETERMINE THE ACTUAL DAMAGES SUFFERED BY EMPLOYEE. IT IS EXPRESSLY AGREED THAT THE AMOUNT HEREINAFTER PAYABLE BY CORPORATION TO EMPLOYEE AS LIQUIDATED DAMAGES IS REASONABLE IN LIGHT OF ALL THE FACTS KNOWN TO THE PARTIES ON THE DATE OF THIS AGREEMENT. SAID LIQUIDATED DAMAGES ARE AGREED TO BE EMPLOYEE’S SOLE AND EXCLUSIVE REMEDY AGAINST CORPORATION FOR A TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH CORPORATION PURSUANT TO SUBPARAGRAPHS 4.2 OR 4.4 OF THIS EMPLOYMENT AGREEMENT. In the event Employee’s employment is terminated for a reason specified in subparagraphs 4.2 or 4.4, Corporation shall pay Employee a sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) as liquidated damages.

*	Personal time off to mean vacation days.

3.7	Subject to the approval of the Board of Directors, the Corporation shall grant Employee stock options (“Options”) to purchase ONE HUNDRED THOUSAND (100,000) shares of the common stock of Corporation. The Options shall be exercisable in equal increments over a term of five (5) years. Exercise price shall be determined by the Board of Directors. Other terms of the plan are described in the Stock Option Plan of Corporation that is attached hereto as Exhibit “A”.

3.8	Corporation shall pay Employee an allowance of $1,500 per month to cover the operating, maintenance and lease or installment purchase expense for an automobile (“Auto Lease or Installment Purchase”) for use in performing the duties assigned to her under this Agreement. In the event the employment of Employee terminates prior to the expiration or completion of the Auto Lease or Installment Purchase, Employee shall be solely responsible for any further expenses thereafter relating to such lease or purchase.

3.9	The Corporation deems it necessary and desirable to require Employee to work at its San Leandro, CA headquarters and shall pay or reimburse the following expenses reasonably incurred by Employee upon the showing of adequate documentation:

•	up to two visits by Employee and spouse, if any, to such location in connection with a search for housing, including air travel fare and expenses of food and lodging

•	relocation expenses in connection with packing and transportation of household goods, transfer of Employee’s vehicle(s) and transportation of family, if any, to such location

•

expenses, including commissions, if any, in connection with the disposition by Employee of her existing home, and incidental expenses (e.g. inspection fees, title search and recording fees, escrow fees and the like) in connection with the acquisition of a new home

If any of the provisions of Attachment 1 to the letter to Employee from Merrill Eastman, dated April 9, 2002, add to or conflict with any of the terms of this Section 3.9, the Attachment 1 provisions shall prevail.

3.10	Corporation shall, at its sole expense, equip Employee with a suitable computer, facsimile machine and cellular telephone for use in the performance of her duties hereunder, each of which shall be returned by Employee to Corporation at the termination for any reason of Employee’s employment if requested to do so in writing.

4.	Termination of Agreement.

4.1

Termination by Corporation for Cause. Corporation may terminate this Agreement for cause by written notice to Employee after Corporation has given Employee a written notice of proposed termination and Employee his failed to correct the deficiencies noted in said notice within fifteen (15) business days after receipt of the written notice of proposed termination. The written notice of proposed termination for cause shall specify in detail the facts or circumstances constituting Corporation’s cause for termination. Cause for termination shall include, but not be limited to, intentional or willful breach of or material neglect of duty, excessive absenteeism, repeated failure to perform work as required or to carry out the policies of or abide by the procedures established by Corporation, or failure to substantially achieve the goals and objectives of Corporation that are set by Corporation from time to time. If Corporation terminates this Agreement for cause, then Employee’s compensation for the then current year of service shall be limited to the compensation provided in subparagraph 3.1 herein prorated through the date of such termination for cause.

4.2	Termination of Employee Without Cause. Corporation may terminate this Agreement without cause by fifteen (15) days written notice to Employee. In such event, Corporation shall pay Employee a sum equal to the aggregate amount due Employee under subparagraphs 3.1, 3.2, and 3.6 herein through the date of termination. Pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employee shall be entitled to the continuation of medical coverage for himself and her family for the maximum allowable eighteen month period. Corporation shall pay the premiums for such coverage for twelve months or until Employee commences employment with another company, whichever occurs sooner. In addition, Corporation at its sole discretion may pay for appropriate outplacement assistance for Employee for a reasonable period of time.

4.3	Termination by Death of Employee. This Agreement shall terminate upon the death of Employee, and Corporation shall pay to Employee’s designated beneficiary, if any, and if not, then to the personal representative of the Employee’s estate, a sum equal to the aggregate compensation due Employee under subparagraphs 3.1 and 3.2 herein, up to the date of Employee’s death.

4.4	Termination by Total Disability of Employee. This Agreement shall terminate upon the total disability of Employee, and Corporation shall pay Employee a sum equal to the aggregate amount payable to Employee. under subparagraphs 3.1, 3.2, and 3.6 herein as of the date of Employee’s disability, as defined in subparagraph 8.2.1.

5.	Confidentiality, Intellectual Property and Noncompetition

5.1

Protection of Proprietary Information. In the course of her employment, Employee may learn, discover, be taught, develop or otherwise have access to certain information and materials of Corporation that Corporation has compiled, gathered, and developed over many years, that are important to the successful operation of Corporation, and that Corporation regards as proprietary and a confidential trade secret. Employee agrees that her employment creates a relationship of confidence and trust with Corporation with respect to trade secrets and other proprietary information of Corporation or its customers learned by Employee during the period of employment.

(a)	Employee agrees not to directly or indirectly use or disclose any Proprietary Information at any time except in connection with the services Employee provides to the Corporation. “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Corporation and shall include, but not necessarily be limited to, the following:

(i)	Corporation’s customer or client lists

(ii)	Corporation’s customers’ or clients’ buying habits or practices

(iii)	Key contact people for Corporation’s customers/clients

(iv)	Customer/client fee or payment arrangements

(v)	Corporation’s marketing materials, strategies, methods, pricing, and related data

(vi)	Corporation’s vendors or suppliers

(vii)	Corporation’s costs of materials

(viii)	Lists or other written records used in Corporation’s business

(ix)	Compensation paid by Corporation to employees and consultants, and other terms of employment or consultant arrangements

(x)	Product design and specifications, and marketing and/or sales techniques and procedures developed by Corporation

(xi)	Computer software, firmware, user manuals, and training manuals

Corporation makes reasonable efforts to maintain the confidentiality of this information, including requiring all of its employees to sign a written undertaking not to disclose any confidential or Proprietary information that the Employee may learn about, regardless of how the Employee acquires the information. Such information is and will remain confidential, even if the Employee helps develop, gather, or acquire the information himself. Therefore, Employee agrees, in addition to all other promises made herein, as follows:

(b)

At all times during her employment and at all times after termination of her employment, Employee will keep in confidence and trust all Proprietary Information, and Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of Corporation, except as may be necessary in the ordinary course of performing Employee’s duties to Corporation.

(c)	All Corporation property, including but not limited to Proprietary Information, documents, data, records, apparatus, samples, books, notebooks, manuals, jackets, lists, correspondence, graphic or pictorial renderings, equipment, and other physical property, whether or not pertaining to Proprietary Information, provided to Employee by Corporation or produced by Employee or others in connection with Employee providing services to the Corporation shall be and remain the sole property of Corporation and shall be returned promptly to Corporation as and when requested by Corporation. Employee shall return and deliver all such property upon termination of this Agreement, and Employee will not take any such property upon such termination.

(d)	Employee recognizes that Corporation has received and in the future will receive information from third parties that is private proprietary information subject to a duty on Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that during the term of her employment and thereafter, Employee owes Corporation and such third parties a duty to hold all such private or proprietary information received from third parties in the strictest confidence and not to disclose it, except as necessary in carrying out Employee’s work for Corporation consistent with Corporation’s agreement with such third party, and not to use it for the benefit of anyone other than for Corporation or such third party consistent with Corporation’s agreement with such third party.

(e)	The obligations of Employee shall continue until such time as the Proprietary Information is publicly known, without fault on the part of the Employee.

5.2	Nonsolicitation.

(a)	While employed by Corporation and for one year thereafter, Employee will not directly or indirectly engage or participate in the solicitation of or attempt to solicit, or in any manner encourage, any employee, vendor, or consultant of Corporation to terminate or adversely alter his, her, or its relationship with Corporation in any manner whatsoever.

(b)

By signing this Agreement, Employee acknowledges and agrees that the names, addresses, and product specifications of Corporation’s customers constitute Corporation Proprietary Information and that the sale or unauthorized use or disclosure of this or any other Corporation Proprietary Information that Employee obtained during the course of this Agreement would constitute unfair competition with the Corporation. Employee promises not to engage in unfair competition with Corporation either during the term of her employment or at any time thereafter.

(c)	Employee will not during the course of her employment, or for a period of one year thereafter, either directly or indirectly call on, solicit, or take away, or attempt to call on, solicit, or take away, any of Corporation’s customers with whom Employee became acquainted during the course of employment with the Corporation.

5.3	Developed Information.

(a)	Employee agrees to promptly disclose to Corporation, or any persons designated by it, all ideas, improvements, inventions, programs, formulae, processes, techniques, discoveries, developments, designs, trade secrets, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, and all designs, trademarks and copyrightable works that Employee may solely or jointly make or conceive or reduce to practice or learn during the period of her employment that (i) are within the scope of the services to be provided by Employee to the Corporation, and are related to or useful in the business of Corporation or to Corporation’s actual or demonstrably anticipated research, design, development, experimental, production, financing, licensing, or marketing activity carried on by the Corporation, or (ii) result from tasks assigned Employee by Corporation, or (iii) are funded by Corporation, or (iv) result from use of premises owned, leased, or contracted for by Corporation (hereinafter “Developed Information”). Any such disclosure by Employee shall be held in confidence by Corporation and its employees. Employee’s disclosure obligation shall continue for one year after termination of Employee’s employment with respect to anything that would be Developed Information if made, conceived, reduced to practice, or learned during the term thereof.

(b)	This Agreement does not require assignment of any invention that qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

“2870. (a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of her rights in an invention to her employer shall not apply to an invention that the employee developed entirely on her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against public policy of this state and is unenforceable.”

The Employee understands that she bears the full burden of proving to the Corporation that Developed Information qualifies fully under Section 2870. By signing this Agreement, the Employee acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

(c)

Employee agrees that all Developed Information shall be the sole property of Corporation and its assigns and shall constitute “works made for hire”, and Corporation and its assigns shall be the sole owner of all patents, trademarks, copyrights, and other rights in connection therewith. Employee hereby assigns to Corporation any rights Employee may have or acquire in all Developed Information. Employee further agrees as to all Developed Information to assist Corporation in every proper way (but at Corporation’s expense) to obtain and from time to time enforce patents, trademarks, copyrights, and other rights with respect to the Developed Information in any and all countries. To that end, Employee will perform any further acts and execute and deliver all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing same, as Corporation may desire, together with any, assignments thereof to Corporation or persons designated by it. Employee’s obligation to assist Corporation in obtaining and enforcing patents, trademarks, copyrights, and other rights for the Developed Information in any and all countries shall continue beyond the termination of this Agreement, but Corporation shall compensate Employee at a reasonable rate not to exceed US$200.00 per day for time actually spent by Employee at Corporation’s request on such assistance. In the event that Corporation is unable for any reason to secure Employee’s signature to any lawful and necessary document required to apply for or prosecute any patent, trademark, copyright, or other right or protection with respect to Developed Information (including renewals, extensions, continuations, divisions, or continuation in part thereof), Employee hereby irrevocably designates and appoints Corporation and its duty authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute and file any such application(s) and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee. The Corporation shall also have the right to keep any and all Developed Information as trade secrets.

(d)	As a matter of record, Employee has attached as Exhibit B to this Agreement a complete list of all inventions, discoveries, developments, improvements, and trade secrets that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to the date of execution of this Agreement that Employee desires to remove from the operation of this Agreement; and Employee represents and covenants that such list is complete. If no such list is attached, Employee represents and covenants that she has made no inventions, discoveries, developments, improvements, or trade secrets at the time of signing of this Agreement that are to be removed from the operation of this Agreement. Employee acknowledges and agrees that the Corporation is free to compete or generate Developed Information within the areas and types of products that may be described in any such list.

5.4	Property of Others.

(a)	Employee represents that Employee’s performance under this Agreement does not and will not breach any agreement to keep in confidence Proprietary Information or trade secrets, if any, executed or otherwise acquired by Employee in confidence or in trust prior to this Agreement. There are no agreements, written or oral, conveying rights in any research conducted by Employee at any time. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement either written or oral in conflict herewith.

(b)	Employee represents, as part of the consideration for entering into this Agreement, that Employee has not brought and will not bring to Corporation, or use in the performance of Employee’s responsibilities at Corporation, any equipment, supplies, facility, or trade secret information of any current or former employer or organization to which Employee provided services that are not generally available to the public, unless Employee has obtained written authorization for their possession and use.

5.5

Competition. During the term of this Agreement and for a period of one year thereafter, Employee shall not, directly or indirectly, as a shareholder, investor, lender, employee, partner, consultant, independent contractor, or in any other capacity, engage in any activity within the geographic area in which the Corporation conducts business, that is competitive with or otherwise presents an interest in conflict with the business conducted by Corporation. Employee agrees that she will not disclose to any third party any information relating to the business of Corporation if such information could reasonably be construed as confidential and obtained in the course of Employee’s employment with

Corporation. Employee agrees that she will protect the value of all confidential information of the Corporation and will prevent their misappropriation or disclosure. Employee will not disclose or use to her benefit (or the benefit of any third party) or to the detriment of the Corporation any confidential information of Corporation.

6.	Equitable Relief. Corporation and Employee acknowledge that any breach or threatened breach of the provisions of Paragraphs 2 and 5 of this Agreement may result in immediate and irreparable harm to the other for which there will be no adequate remedy at law, and that Employee or Corporation will be entitled to equitable relief to restrain the other from violating the terms of these paragraphs, including without limitation temporary restraining orders and injunctions to cease and desist all unauthorized use and disclosure of Proprietary Information and other impermissible activities covered by these paragraphs, without posting bond or other security. Employee and Corporation shall be entitled to recover from the other any costs or expenses incurred in successfully obtaining relief against breach of this Agreement, including but not limited to legal fees and costs. Nothing in these paragraphs shall be construed as prohibiting Employee or Corporation from pursuing any other remedies available to them for such a breach or threatened breach, including the recovery of damages. All other relief sought by either party, whether damages or otherwise, must be sought through the Arbitration process described in subparagraph 8.15.

7.	Continuing Obligations. Employee’s obligations under this Agreement, and specifically but without limitation the obligations of Paragraphs 5 and 6 above, shall continue in effect, even after termination of her employment with the Corporation, and the obligations shall be binding on Employee’s assigns, administrators, and other legal representatives.

8.	General.

8.1	Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one Agreement binding upon all parties hereto, notwithstanding that all the parties are not signatory to the original of the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

8.2	Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth in this paragraph:

8.2.1.	Total Disability. Employee shall be totally disabled when Employee is not able to perform the major duties of her position because of sickness or injury as shall be determined by a licensed physician selected by the Board of Directors of Corporation.

8.3	Time of Essence. Time is expressly declared to be of the essence of this Agreement and of every provision thereof in which time is an element.

8.4	Continuing Cooperation. Each party to this Agreement shall be obligated hereunder to do such other and further acts, including without limitation, the execution of any documents or instruments, which are reasonable or may be necessary or convenient in carrying out the purposes and intent of this Agreement.

8.5	Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of Nevada, excluding its conflict of laws rules.

8.6	Benefit and Burden. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permissible assigns.

8.7	Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement, and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision herein contained. If such condition, covenant, or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition, or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

8.8	Waiver and Amendment. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the modification.

8.9	Captions and Interpretation. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or her legal representative drafted such provision.

8.10	Notices. Any notice or notices provided for in this Agreement must be in writing and may be personally served upon the party or parties to receive such notice either within or outside of the State of California, or may be deposited in the United States mail, postage fully prepaid, registered or certified mail, return receipt requested, and addressed to the party or parties to be served at the addresses indicated after their signatures below.

8.11	Number and Gender. Whenever the singular number is used herein and when required by the context, the same shall include the plural, and the masculine, feminine, and neuter genders shall each include the others, and the word “person” shall include corporation, firm, partnership, joint venture, trust or estate.

8.12	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, fully supersedes any and all prior understandings, representations, warranties, and agreements between the parties hereto, or any of them, pertaining to the subject matter hereof and may be modified only by written agreement signed by all of the parties hereto. Each party to this Agreement warrants that in executing this Agreement, such party has relied upon legal advice from counsel of that party’s choice, or has had the opportunity to hire counsel but has chosen not to do so; that the terms of this Agreement have been completely read, and are fully understood; that this Agreement is not executed by reason of representations or inducements not contained within this Agreement; and that each party’s execution of this Agreement is free and voluntary. Each party to this Agreement further represents and warrants that such party is not restricted or prohibited, contractually or otherwise, from entering into and fulfilling the terms of this Agreement, and that the execution and performance of this Agreement is not a violation or breach of any other Agreement between such party and any other person or entity.

8.13	Assignability. Neither this Agreement nor any rights hereunder shall be assigned by Employee. It is expressly acknowledged by Employee that Corporation may at any time assign any or all of its rights and duties with respect to Employee hereunder to any corporation that purchases all or substantially all of Corporation’s voting stock or assets, or to any subsidiary or other affiliate of Corporation, with no further obligation of any description whatsoever to Employee thereafter. Employee agrees to accept such assignment on such terms and agrees that thereupon all of Employee’s rights and duties hereunder shall be with respect to the assignee corporation, except that Employee shall remain obligated to Corporation to observe the terms of Paragraphs 5, 6, and 7 hereof regardless of such assignment.

8.14	Exhibits. All documents identified herein as Exhibits shall be determined to be fully incorporated herein at each point such Exhibits are referred to, whether or not such Exhibits are actually attached hereto.

8.15	Arbitration. In entering into this Agreement, Employee and Corporation agree to accept and be bound by the dispute resolution process set out herein. Except as provided in Section 6 above, this process shall cover any and all grievances that arise out of, or are directly or indirectly related to, this Agreement, Employee’s employment at the Corporation, or the termination of Employee’s employment at the Corporation, to the extent permitted by law. Employee agrees that this process covers any and all grievances she may have against the Corporation and/or any of its officers, directors, shareholders, employees, representatives or agents. As used herein, the word “grievance” or “grievances” shall mean any claims, grievances, causes of action, disputes and disagreements whether they arise out of contract, tort or statute, including but not limited to claims of violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, or the Americans with Disabilities Act, or any state equivalent prohibiting discrimination against or harassment of employees.

Any grievance that cannot be resolved informally between Employee and Corporation, shall be submitted to binding arbitration and shall be subject to the following terms:

(a)	It shall be submitted to the American Arbitration Association (“AAA”) at the AAA’s office nearest to the headquarters of the Corporation at the time of submission, for arbitration at a location at or as near as reasonably possible to the Corporation headquarters city, in conformance with the AAA’s Rules of Practice and Procedure for Arbitration Hearings.

(b)	Such arbitration shall be binding on both the Corporation and Employee, with no right of appeal, except as provided by law.

(c)	To the extent permitted by law, the costs of arbitration will be paid equally by the Corporation and Employee, but the arbitrator(s) may assess the costs of arbitration against the losing party. Except as provided below, each side will bear its own attorney fees and costs in any arbitration proceeding.

(d)	If Employee or Corporation attempts by any legal proceeding to set aside the award made by the arbitrator(s), or attempts to modify, set aside, or seek interpretation of this provision of this Agreement, the prevailing party in such proceeding will be entitled to an award of reasonable attorney fees and costs.

(e)	In entering into this Agreement and accepting resolution of any grievance under this provision, it is acknowledged and agreed by Employee that:

(i)	The dispute resolution, process set forth above is and will be the sole and exclusive remedy for any grievance that Employee may have against Corporation, and any of its officers, directors, shareholders, employees, representatives or agents, or which they may have against Employee, except as provided in Section 6 hereof; and

(ii)	The dispute resolution process is intended to cover any and all grievances that arise out of or are directly or indirectly related to, this Agreement, Employee’s employment at the Corporation or the termination of her employment with the Corporation; and

(iii)	Employee understands that in agreeing to the dispute resolution process set forth herein she is giving up the right to seek redress of grievances in a civil lawsuit or administrative action, which may include the right to a trial by jury. Each party agrees that if a party refuses to submit to arbitration after agreeing to this provision, the arbitrators may enter an award against such party without the party’s participation in the proceedings.

8.16	Indemnity. In the event Employee was, is, or becomes a participant in, or is threatened to be made a participant in, a proceeding by reason of (or arising in part out of) an indemnifiable event, Corporation shall indemnify Employee from and against any and all expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first hereinabove written.

DATED: , 2002	CORPORATION

DIVERSIFIED COLLECTION SERVICES, INC.,
A California Corporation

		By:	/s/ James B. A. Tracey, II
JAMES B.A. TRACEY, II
Chief Executive Officer

DATED: , 2002	EMPLOYEE

/s/ Lisa Im
LISA IM

Address:

EXHIBIT “A”

[To Be Attached)

                    LI

ADDENDUM TO EMPLOYMENT AGREEMENT

Pursuant to the March 7 Board of Directors resolution, this addendum is hereby attached and made a part of the Employment Agreement for Lisa Im, originally dated April 15, 2002:

Section 2: Scope: Employee shall render services as Executive Vice President and Chief Financial Officer

DATED: March 31, 2003

CORPORATION

DIVERSIFIED COLLECTION SERVICES, INC.

By:	/s/ James B. A. Tracey, II
James B.A. Tracey, II
President and Chief Executive Officer

EMPLOYEE

By:	/s/ Lisa Im
Lisa Im

EXECUTION

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT, dated as of January 8, 2004 (this “Amendment”), is made to the Employment Agreement (the “Agreement”), dated as of March 31, 2003, between Diversified Collection Services, Inc., a California corporation (“Corporation”) and Lisa Im (“Employee”). Terms used and not otherwise defined herein have the meanings accorded to such terms in the Agreement.

WHEREAS, Corporation and Employee have previously entered into the Agreement; and

WHEREAS, the parties desire to amend certain provisions of the Agreement, including, without limitation, changing Employee’s position from Executive Vice President and Chief Financial Officer to President.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective parties, the parties hereby agree as follows:

1. Amendments.

(a) Section 2 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“2. Scope. During the term of the Agreement, Corporation hereby employs Employee to render services to Corporation as President for the Corporation and in such other additional capacities as Corporation’s Board of Directors (the “Board”), in its sole discretion, may designate, from time to time, subject in each case, to the overall direction and authority of the Board. Employee shall report to and perform such duties commensurate with her position as President as may be specified from time to time by the Board. Employee shall devote her entire time, skill, labor, efforts, and attention to the employment with Corporation. The mature of the employment and Employee’s powers and duties in the capacity of President shall be determined from time to time by the Board. During the term of this agreement, Employee shall not, directly or indirectly, alone or as a member of a partnership or as an officer, director or shareholder of any other corporation (other than any which are owned by or affiliated with Corporation), be engaged in or concerned with any other commercial duties or pursuits whatsoever, except with the written consent of the Board.”

(b) Section 3.2 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“3.2. In lieu of Corporation’s “back-end” bonus program and, notwithstanding anything to the contrary contained herein, any existing quarterly performance bonuses arrangements, Employee will be eligible to earn an annual supplemental bonus each year (or pro rated portion thereof) to be paid on a deferred basis pursuant to a deferred compensation agreement in form and substance similar to Exhibit A attached hereto, in the amount and based upon the achievement by Employee and Corporation of certain target goals set forth by from time to time by the Board, which goals are initially set forth on Exhibit B attached hereto. Employee shall be entitled to purchase Series A Preferred Stock of the Corporation’s parent, DCS Holdings, Inc. (“Holdings”), a Delaware corporation (“Preferred Stock”) at fair market value (as determined by the board of directors of Holdings in its sole discretion) with the proceeds of loans made by Holdings to Employee pursuant to a promissory note in form and substance of Exhibit C attached hereto in an amount equal to the bonus earned in the preceding year (or portion thereof). The Preferred Stock shall be issued pursuant to separate agreements entered into between Holdings and Employee, in form and substance reasonably acceptable to the Holdings board of directors.”

(c) Section 3.7 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

“3.7. Intentionally Omitted.”

2. Full Force and Effect. Except as expressly amended or modified hereby, the Agreement will and does remain in full force and effect. The Agreement will become effective if and only if the transactions contemplated by that certain Stock Purchase Agreement with DCS Holdings, Inc, DCS Business Services, Inc., and certain other parties thereto, as in effect from time to time, are consummated. Notwithstanding the foregoing, however, that certain Change of Control Severance Agreement, dated July 31, 2003, by and between Employee and DCS Business Services, Inc., a Nevada corporation, as amended from time to time (the “Change in Control Agreement”) shall not be superceded by this Amendment and the Change of Control Agreement shall remain in full force and effect and shall govern to the extent of any conflict.

3. Governing Law. All questions concerning the construction, validity, and interpretation of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of California, excluding its conflict of laws rules.

4. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute, one and the same Amendment.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Employment Agreement as of the date first written above.

DIVERSIFIED COLLECTION SERVICES, INC.

By:	/s/ Jon Shaver
Name:	Jon Shaver
Its:	Executive Vice President

/s/ Lisa Im
Lisa Im

Signature Page to Lisa Im First Amendment to Employment Agreement

Exhibit A

DCS BUSINESS SERVICES, INC.

FORM OF DEFERRED COMPENSATION AGREEMENT

THIS DEFERRED COMPENSATION AGREEMENT (this “Agreement”) is made and entered into as of                  , 200    , by and between                      (the “Executive”) and                      (the “Company”). This Agreement is intended to provide compensation to the Executive. In return for foregoing certain consideration pursuant to Executive’s Employment Agreement, the Company and the Executive hereto agree as follows:

1.	Deferred Compensation Benefit. Nine (9) years following the date of this Agreement, upon the consummation of a Sale of the Company, upon a Public Event or thirty (30) days following a Termination Event, whichever is earliest, the Company shall pay the Executive (or his beneficiary in the event of his death) a lump sum equal to an amount (such amount, the “Benefit Amount”) determined as follows:[1]

(i) If a Sale of the Company, a Public Event or a Termination Event occurs on or prior to the one (1) year anniversary of the date hereof, the Benefit Amount shall be equal to $        ;

(ii) If a Sale of the Company, a Public Event or a Termination Event occurs following the one (1) year anniversary of the date hereof but prior to the two (2) year anniversary off the date hereof, the Benefit Amount shall be equal to $        ;

(iii) If a Sale of the Company, a Public Event or a Termination Event occurs following the two (2) it anniversary of the date hereof but prior to the three year anniversary of the date hereof, the Benefit Amount shall be equal to $        ; and

(iv) If the Benefit Amount is paid following the three (3) year anniversary of the date hereof, the Benefit Amount shall be equal to $        .

2. Earnings and Interest. No earnings or interest with respect to the Benefit Amount shall be payable, regardless of the form or timing of the payment of such Benefit Amount.

3. Designation of Beneficiaries. The Executive may name any Person (who may be named concurrently, contingently or successively) to whom the Benefit Amount under this Agreement is to be paid if the Executive dies before the Benefit Amount is fully distributed. Each such beneficiary designation will revoke all prior designations by the Executive, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Company and will be effective only when filed with the Company during the Executives lifetime. If the Executive fails to designate a beneficiary before his death, as provided in this Section, or if the beneficiary designated by the Executive dies before the date of the Executive’s

[1]	Amounts below to roughly tract the amount of Executive Note used to buy Company Securities.

death or before complete payment of the Benefit Amount, the Company, in its discretion, may pay the Benefit Amount to either (i) one or more of the Executive’s relatives by blood, adoption or marriage and in such proportions as the Company determines, or (ii) the legal representative or representatives of the estate of the last to die of the Executive and his designated Beneficiary. Notwithstanding the foregoing, if the Executive is married, the Executive’s spouse must consent in writing to the designation of any Person as beneficiary other than the spouse.

4.	Definitions.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Board” means the Board of Directors of the Company.

“DCS Holdings” means DCS Holdings, Inc., a Delaware corporation.

“Employment Agreement” means that certain Employment Agreement, dated as of April 5, 2002, as amended from time to time, by and among Diversified Collection Service, Inc., a California corporation and the Executive.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agreement” means that certain Escrow Agreement, dated as of January     , 2004, by and among the Company, the Escrow Agent (as defined therein) and the other parties signatory thereto.

“Parthenon” shall mean Parthenon DCS Holdings, LLC, a Delaware limited liability company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Event” means immediately prior to such time the Company becomes an “issuer” under the Sarbanes-Oxley Act of 2002, as may be amended from time to time.

“Sale of the Company” means (i) a sale of all or substantially all of the consolidated assets of the Company to any Person or (ii) the transfer or other disposition to any Person or group of Persons (as the term “group” is defined in the Securities Exchange Act of 1934) (other than Parthenon or any Affiliate thereof) of outstanding equity securities (whether by sale, issuance, merger, consolidation, reorganization, combination or otherwise) of the Company such that after giving effect to such transfer, such Person or group of Persons would own or control the right to elect at least a majority of the members of the Board.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of October 31, 2003 among the Company, DCS, Parthenon Investors, II, L.P., a Delaware limited partnership and certain stockholders of the Company named therein.

“Termination Event” means the date on which (i) Executive’s employment with the Company is terminated with or without cause or (ii) employment with the Company is terminated by Executive.

5. Administration of this Compensation Agreement. The deferred compensation arrangement set forth under this Agreement shall be administered by the Company. The Company’s duties and authority under this arrangement shall include the good faith (i) interpretation of the provisions of this Agreement, (ii) adoption of any rules and regulations which may become necessary or advisable in the operation of this arrangement, (iii) making of such determinations as may be permitted or required pursuant to this arrangement, and (iv) taking of such other actions as may be required for the proper administration of this arrangement in accordance with its terms. Any decision of the Company with respect to any matter within the authority of the Company shall be final, binding and conclusive upon the Executive, beneficiary, and each Person claiming under or through the Executive, and no additional authorization or ratification by the stockholders or the Executive shall be required. Any action by the Company with respect to any one or more other executives under similar agreements shall not be binding on the Company as to any action to be taken with respect to the Executive. Each determination required or permitted under this Agreement shall be made by the Company in the sole and absolute discretion of the Company.

6. Action by Company. Any action required or permitted by the Company under this Agreement shall be by resolution of the Board or by a duly authorized committee of the Board, or by a person or persons authorized by resolution of the Board or such committee.

7. Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by the Company and the Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8. No Waiver. The failure at any time either of the Company or the Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either the Company or the Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

9. Offset. Whenever the Company is to pay the Executive or his beneficiary the Benefit Amount, such amounts that Executive owes to the Company or its Affiliates (including any amounts that are non-recourse to the Executive) may be deducted from the Benefit Amount before payment.

10. No Consideration for Bonus. Executive agreements that the right to receive the Benefit Amount is in lieu of receiving any consideration for certain bonus amounts Executive may be entitled to pursuant to her Employment Agreement.

11. Indemnification and Reimbursement of Payments on Behalf of the Executive. Notwithstanding anything contained in this Agreement to the contrary, the Company shall be entitled to deduct or withhold from any distribution made pursuant to this Agreement such amount or amounts as may be required for purposes of the Company complying with the tax withholding provisions of the Internal Revenue Code of 1986, as amended, or any state tax act for purposes of paying any income, estate, inheritance or other tax (“Taxes”) attributable to any amounts distributable under this Agreement. In the event the Company does not make such deductions or withholdings, the Executive shall indemnify the Company for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

12. Assignment. This Agreement is binding on and for the benefit of the Company and the Executive and their respective successors, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, or pledged by the Company or by the Executive without the prior written consent of the other.

13. Interpretation and Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any or court of competent jurisdiction to be unenforceable or void, the remaining provisions of this Agreement shall nevertheless be binding upon the Company and the Executive with the same effect as though the void provision or portion thereof had never been set forth therein.

14. No Conflict. The Executive represents and warrants that the Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent the Executive from entering into this Agreement.

15. Employment Relationship. This Agreement shall not in any way affect the right and power of the Company to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of the Executive at any time for any reason with or without cause or in accordance with any applicable employment contract.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without application of its conflict or choice of law provisions. The Company and the Executive agree that this is not an ERISA plan or part of an ERISA plan.

17. Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Gender and Number. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

19. Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

Exhibit B

Lisa Im Deferred Performance Bonus Terms

(Replacement for Back-End Bonus and Quarterly Bonus)

Deferred Performance bonuses will be determined by the following:

1.	In order to earn a Deferred Performance bonus for a particular year, employee must remain employed at end of that fiscal year.

2.	Subject to the catch-up provision below (see # 6), the maximum potential bonus earned in a given year will be 150% of the employee’s base salary (“Max Bonus”).

3.	Deferred Performance bonus targets will be derived from Revenue and EBITDA targets in the management plan (see Appendix to Shareholder Note) for 2004 through 2008, as adjusted for acquisitions and dispositions based on board-approved projections. For the purpose of bonus calculations, 2003 EBITDA (both the target amount and the actual amount) will be adjusted EBITDA after add-backs as agreed upon by the company’s senior lenders. Performance will be measured as actual vs. targeted performance for the average of the two trailing years, except as noted below in this paragraph. For example, in 2005, the bonus will be determined by measuring the average of actual Revenue and EBITDA for 2005 and 2004 against the average of the management plan for Revenue and EBITDA for 2005 and 2004. However, if the current year’s actual Revenue or EBITDA is lower than the prior year’s corresponding actual Revenue or EBITDA, the current year figure will be used instead of the average (for Revenue or EBITDA or both, whichever of Revenue or EBITDA is lower in the current year).

4.	Performance will be measured as a percentage of target average Revenue and EBITDA. Whichever of Revenue and EBITDA is lower relative to target will be used for the bonus calculation. For example, if average Revenue is 110% of target and EBITDA is 105% of target, management will be deemed to have achieved 105% of plan (the “Percent Achieved”).

5.	In order to achieve any Deferred Performance bonus, the company must achieve at least 95% of its plan. To achieve the Max Bonus, the company must achieve 125% of its plan. Assuming that the Percent Achieved exceeds 95%, the bonus will be calculated by interpolating between the milestones in the chart below:

Percent Achieved:	95%	100%	105%	110%	115%	120%	125%
Bonus % (of Max Bonus) Earned:	20%	30%	40%	50%	60%	75%	100%

6.

Catch-up Provision: If the Percent Achieved exceeds 125% for a particular year, the bonus may be greater than 100% of Max Bonus that year only to the extent that the cumulative bonus (including any prior catch-up bonuses) in prior years was less than 100% of the Max Bonus for those years. The formula for circumstances where catch-up bonuses are earned because the Percent Achieved exceeds 125% can be stated as follows:

Bonus (if Percent Achieved > 125%) = lesser of a) Percent Achieved divided by 125% times current year Max Bonus and b) the sum of i) current year Max Bonus and ii) the cumulative dollar difference between Max Bonuses for prior years (since inception of this bonus plan) and cumulative bonuses earned.

Obviously, even if the catch-up bonus does not “fully” recognize performance ahead of plan in the current year, because performance is measured on the basis of a 2-year average (other than the exception noted in #3 above), the benefit may still be recognized in the following year.

Exhibit C

FORM OF PROMISSORY NOTE

$	, 200

For value received, in connection with that certain Investment Agreement, of even date hereof, by and among DCS Holdings, Inc., a Delaware corporation (the “Company”) and each of the persons set forth on the signature pages thereto,              (“Executive”) promises to pay to the order of the Company, at its offices in 200 State Street, Boston, Massachusetts 02109, or such other place as designated in writing by the holder hereof, the principal sum of $         together with interest accrued from the date hereof on the unpaid principal at the rate of s    % per annum, or the maximum rate permissible by law (which under the laws of the State of Delaware shall be deemed to the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

Principal Repayment. The outstanding principal amount hereunder shall be due and payable in full on                  , 20    .

Interest Payments. Interest shall be compounded annually and shall accrue and be payable at such time as the principal of this Note becomes due and payable;

provided, however, that if upon the earlier to occur of a Public Event, a Sale of the Company or thirty (30) days following a Termination Event, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable immediately. For the purposes of this Note, a “Sale of the Company” means (i) a sale of all or substantially all of the consolidated assets of the Company to any Person or (ii) the transfer or other disposition to any Person or group of Persons (as the term “group” is defined in the Securities Exchange Act of 1934) (other than Parthenon DCS Holdings, LLC or any Affiliate thereof) of outstanding equity securities (whether by sale, issuance, merger, consolidation, reorganization, combination or otherwise) of the Company, such that after giving effect to such transfer, such Person or group of Persons would own of control the right to elect at least a majority of the members of the Board. For the purposes of this Note, “Person” an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. For the purposes of this Note, “Public Event” means immediately prior to such time the Company becomes an “issuer” under the Sarbanes-Oxley Act of 2002, as may be amended from time to time. For the purposes of this Note, a “Termination Event” means the date on which (i) Executive’s employment with the Company is terminated with or without cause or (ii) employment with the Company is terminated by Executive.

This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

This Note is one-hundred percent (100%) recourse.

Executive hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

Executive hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Executive hereunder.

If Executive fails to pay any amounts due hereunder when due, the holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys’ fees.

This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

[Name]

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT, dated as of 2/22nd, 2008 (this “Amendment”), is made, to the Employment Agreement, dated as of March 31, 2003, as amended January 8, 2004 (the “Agreement”), between Diversified Collection Services, Inc., a California corporation (“Corporation”), and Lisa Im. Terms used and not otherwise defined herein have the meanings accorded to such terms in the Agreement.

WHEREAS, Corporation and Employee have previously entered into the Agreement; and

WHEREAS, the parties hereto desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the premises, the covenants contained herein and other good and valuable consideration (receipt of which is hereby acknowledged), the parties hereby agree as follows:

A. Amendments.

(1) Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“3.1. Effective as of January I, 2008 and thereafter, Corporation shall pay Employee a monthly salary of THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE DOLLARS AND 33/100 CENTS ($33,333.33) PER MONTH, in arrears.

(2) Section 3.2 of the Agreement is hereby amended and restated in its entirety as follows:

“3.2. In lieu of Corporation’s “back-end” bonus program and any other bonus program or arrangement, Employee will be eligible to earn an annual bonus in accordance with the terms and conditions set forth on Exhibit A attached hereto.”

(3) Each of Exhibit A and Exhibit B to the Agreement are deleted in their entirety and replaced with Exhibit A attached hereto.

B. Full Force and Effect. Except as expressly amended or modified hereby, the Agreement will and does remain in full force and effect

C. Governing Law. All questions concerning the construction, validity, and interpretation of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of California, excluding its conflict of laws rules.

D. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

E. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Employment Agreement as of the date first written above.

COMPANY:

DIVERSIFIED COLLECTION SERVICES, INC.

By:	/s/ Lisa Im
Name:	Lisa Im
Title:	CEO

/s/ LISA IM
LISA IM

Agreed and acknowledged as of the date first written above by the following directors of Diversified Collection Services, Inc.:

/s/ William C. Kessinger
William C. Kessinger

/s/ Brian P. Golson
Brian P. Golson

/s/ Jeffrey Stein
Jeffrey Stein

[Signature Page to Second Amendment to the Employment Agreement]

Exhibit A

2008 Compensation Plan

Bonus Grid

Employee shall be eligible during fiscal year 2008 to earn an annual bonus that is determined by measuring the Corporation’s EBITDA, as determined by the Corporation’s board of directors, as follows:

Corporation EBITDA*	Bonus**	Total Compensation***
$35,000,000 - $36,999,999	$100,000	$500,000
$37,000,000 - $38,499,999	$150,000	$550,000
$38,500,000 - $39,749,999	$200,000	$600,000
$39,750,000 - $40,999,999	$300,000	$700,000
$41,000,000 and above	$400,000	$800,000

*	EBITDA will include addbacks for management fees and other addbacks approved by the Corporation’s board of directors, but bonus payments (including any bonus payments to Employee as set forth above) must be deducted / accrued in order to calculate EBITDA.
**	Any bonus payable to Employee pursuant to this Agreement shall be paid in full when the Corporation’s books are closed in 2009, but in any event no later than April 15, 2009, and shall be payable to Employee if and only so long as Employee is, and has continued to be, employed by the Corporation or any of its affiliates through such payment date.
***	Amounts inclusive of $400,000 annual base salary

[Signature Page to Second Amendment to the Employment Agreement]